PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261621

Seelos Therapeutics, Inc.

3,212,832 Shares of Common Stock

This prospectus relates to the resale by the investor listed in the section of this prospectus entitled “Selling Stockholder” (the “Selling Stockholder”) of up to 3,212,832 shares (the “Shares”) of our common stock, par value $0.001 per share (“Common Stock”). The Shares consist of: (i) 2,570,266 shares of Common Stock (the “Issued Shares”) issued by us to iX Biopharma Europe Limited (“iXBEL”), on November 24, 2021, pursuant to that certain Common Stock Purchase Agreement, dated as of November 24, 2021 (the “Purchase Agreement”), by and between us and iXBEL, and (ii) up to 642,566 shares of Common Stock (the “Shortfall Shares”) that may be issued by us to iXBEL pursuant to an adjustment mechanism set forth in the Purchase Agreement as described under the heading “Prospectus Summary—Recent Developments—License Agreement and Purchase Agreement” beginning on page 5 of this prospectus. We are registering the resale of the Shares as required by the Purchase Agreement.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the Shares. The Selling Stockholder may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that the Selling Stockholder may use, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 12 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Stockholder.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), of the Shares that it is offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares.  The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the Shares by the Selling Stockholder.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “SEEL.” On December 23, 2021, the last reported sales price for our Common Stock was $1.71 per share. Our stock price is subject to fluctuation. There has been no change recently in our financial condition or results of operations that is consistent with a recent change in our stock price.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 27, 2021.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholder is offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), under which the Selling Stockholder may offer from time to time up to an aggregate of 3,212,832 shares of Common Stock in one or more offerings. If required, each time the Selling Stockholder offers shares of Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus, any prospectus supplement and any related free writing prospectus together with the additional information described below under the section entitled “Important Information Incorporated by Reference” before buying any of the securities offered.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Seelos,” the “Company,” “we,” “us,” “our” or similar references mean Seelos Therapeutics, Inc. and its subsidiaries.

Seelos Therapeutics, Inc.

Seelos Therapeutics, Inc. (Nasdaq: SEEL), together with its subsidiaries, or collectively, “Seelos”, the “Company”, “we”, “us” and “our”, is a clinical stage biopharmaceutical company focused on achieving efficient development of products that address significant unmet needs in Central Nervous System (“CNS”) disorders and other rare disorders.

Our business model is to advance multiple late-stage therapeutic candidates with proven mechanisms of action that address large markets with unmet medical needs and for which there is a strong economic and scientific rationale for development.

Our product development pipeline is as follows:

Product	Indication	Development Phase	Development Status

SLS-002	Acute Suicidal Ideation and Behavior (ASIB) in	Phase II	Completed open-label patient enrollment and announced the initial
Intranasal Racemic Ketamine	Major Depressive Disorder (MDD)		topline data from Part 1 of the proof-of-concept study on May 17, 2021 and initiated enrollment of Part 2 of a registration directed study

SLS-005	Amyotrophic Lateral Sclerosis (ALS)	Phase IIb/III	Startup activities initiated; screening expected to commence in Q4 2021
IV Trehalose
	Spinocerebella Ataxia (SCA)	Phase IIb/III	Startup activities initiated

	Sanfilippo Syndrome	Phase II	Obtaining natural history data

SLS-004	Parkinson’s Disease (PD)	Pre-IND	Preclinical studies ongoing
Gene Therapy

SLS-006 Partial Dopamine Agonist	Parkinson’s Disease (PD)	Phase II/III	Considering studies to advance into late stage trials

SLS-007	Parkinson’s Disease (PD)	Pre-IND	Preclinical study ongoing
Peptide Inhibitor

Lead Programs

Our lead programs are currently SLS-002 for the treatment of Acute Suicidal Ideation and Behavior (“ASIB”) in patients with Major Depressive Disorder (“MDD”) and SLS-005 for the potential treatment of Amyotrophic Lateral Sclerosis (“ALS”) and Spinocerebella Ataxia (“SCA”). SLS-005 for the potential treatment of Sanfilippo syndrome currently requires additional natural history data, which is being considered.

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SLS-002 is intranasal racemic ketamine with two investigational new drug applications (“INDs”). The lead program is focused on the treatment of ASIB in MDD. SLS-002 was originally derived from a Javelin Pharmaceuticals, Inc./Hospira, Inc. program with 16 clinical studies involving approximately 500 subjects. SLS-002 addresses an unmet need for an efficacious drug to treat suicidality in the United States. Traditionally, anti-depressants have been used in this setting but many of the existing treatments are known to contribute to an increased risk of suicidal thoughts in some circumstances, and if and when they are effective, it often takes weeks for the full therapeutic effect to be manifested. We believe there is a large opportunity in the United States and European markets for products in this space. Based on information gathered from the databases of the Agency for Healthcare Research and Quality, there were approximately 1,000,000 visits to emergency rooms for suicide attempts in 2013 in the United States alone. Experimental studies suggest ketamine has the potential to be a rapid, effective treatment for refractory depression and suicidality.

The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I). We announced interim data from our Phase I study of SLS-002 during the quarterly period ended March 31, 2020. As a result, in March 2020, we completed a Type C meeting with the U.S. Food and Drug Administration (“FDA”) and received guidance to conduct a Phase II proof of concept (“PoC”) study of SLS-002 for ASIB in patients with MDD, to support the further clinical development of this product candidate, together with nonclinical data under development.

As a result of the Type C meeting and the Fast Track designation for SLS-002 for the treatment of ASIB in patients with MDD, we believe we are well positioned to pursue the FDA’s expedited programs for drug development and review.

On June 23, 2020, we announced the final safety data from our Phase I pharmacokinetics/pharmacodynamics study of intranasal racemic ketamine (SLS-002) as well as the planned design of a Phase II double blind, placebo-controlled PoC study for ASIB in subjects with MDD. We initiated this PoC study in two parts: Part 1 was an open-label study of 17 subjects, and is being followed by Part 2, which is a double blind, placebo-controlled study of approximately 120 subjects. On January 15, 2021, we announced dosing of the first subjects in Part 1 of the PoC study. On March 5, 2021, we announced the completion of open-label enrollment of subjects in Part 1 of the PoC study. We announced the initial topline data from Part 1 of the PoC study on May 17, 2021.

On July 6, 2021, we announced dosing of the first subject in Part 2 of the planned registration directed study. Based on feedback from a Type C meeting with the FDA in June 2021, we are planning to increase the subjects in Part 2 to increase the sample size and power to support our potential marketing application. Also, we are planning a Phase II clinical trial to run concurrently with the Part 2 registration directed study to observe patients that complete Part 2 of the PoC study for six months following completion of treatment to measure longer term durability, gauge retreatment and associated dosing.

SLS-005 is IV trehalose, a protein stabilizer that crosses the blood-brain-barrier and activates autophagy and the lysosomal pathway. Based on preclinical and in vitro studies, there is a sound scientific rationale for developing trehalose for the treatment of ALS, SCA and other indications such as Sanfilippo Syndrome. Trehalose is a low molecular weight disaccharide (0.342 kDa) that protects against pathological processes in cells. It has been shown to penetrate muscle and cross the blood-brain-barrier. In animal models of several diseases associated with abnormal cellular protein aggregation, it has been shown to reduce pathological aggregation of misfolded proteins as well as to activate autophagy pathways through the activation of Transcription Factor EB (“TFEB”), a key factor in lysosomal and autophagy gene expression. Activation of TFEB is an emerging therapeutic target for a number of diseases with pathologic accumulation of storage material.

Trehalose 90.5 mg/mL IV solution has demonstrated promising clinical potential in prior Phase II clinical development for oculopharyngeal muscular dystrophy (“OPMD”) and spinocerebellar ataxia type 3 (“SCA3”), also known as Machado Joseph disease, with no significant safety signals to date and encouraging efficacy results. Pathological accumulation of protein aggregates within cells, whether in the CNS or in muscle, eventually leads to loss of function and ultimately cell death. Prior preclinical studies indicate that this platform has the potential to prevent mutant protein aggregation in other devastating PolyA/PolyQ diseases.

We own two United States patents for parenteral administration of trehalose for patients with OPMD and SCA3, both of which are expected to expire in 2034. In addition, Orphan Drug Designation (“ODD”) for OPMD and SCA3 has been secured in the United States and in the European Union (“EU”). In February 2019, we assumed a collaborative agreement, turned subsequently into a research grant, with Team Sanfilippo Foundation, a nonprofit medical research foundation founded by parents of children with Sanfilippo Syndrome. On April 30, 2020, we were granted ODD for SLS-005 in Sanfilippo Syndrome from the FDA. SLS-005 was previously granted ODD from the FDA and European Medicines Agency for SCA3 and OPMD as well as Fast Track designation for OPMD. On April 22, 2020, we received a Notice of Allowance from the United States Patent and Trademark Office for our U.S. patent number 10,751,353 (application number 16/263,707) titled “COMPOSITIONS AND METHODS FOR TREATING AN AGGREGATION DISEASE OR DISORDER” for trehalose (SLS-005). The allowed claims cover the composition of matter and method of use for trehalose (SLS-005) for treating a disease or disorder selected from any one of the following: spinal and bulbar muscular atrophy, dentatombral-pallidoluysian atrophy, Pick’s disease, corticobasal degeneration, progressive supranuclear palsy,

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frontotemporal dementia or parkinsonism linked to chromosome 17. On May 15, 2020, we were granted Rare Pediatric Disease Designation (“RPDD”) for SLS-005 in Sanfilippo Syndrome from the FDA. RPDD is an incentive program created under the Federal Food, Drug, and Cosmetic Act to encourage the development of new therapies for the prevention and treatment of certain rare pediatric diseases. On May 27, 2021, we announced that we were granted ODD for SLS-005 in ALS from the European Medicines Agency. At present, we are initiating the startup activities for a clinical study in ALS. In December 2020, we announced the selection of SLS-005 for the Healey ALS platform trial led by Harvard Medical School, Massachusetts. The Healey ALS platform trial is designed to study multiple potential treatments for ALS simultaneously. The platform trial model aims to greatly accelerate the study access, reduce costs and shorten development timelines. Our pivotal Phase IIb/III study for SLS-005 in ALS is expected to screen its first subject in the fourth quarter of 2021. In November 2021, we announced the FDA acceptance of an IND and grant of fast track designation for SLS-005 for the treatment of SCA. We have begun the start up activities for a Phase IIb/III study for SCA.

Additionally, we are developing several preclinical programs, most of which have well-defined mechanisms of action, including SLS-004, licensed from Duke University, and SLS-007, licensed from The Regents of the University of California, for the potential treatment of Parkinson’s Disease (“PD”), SLS-008, targeted at chronic inflammation in asthma, atopic dermatitis and orphan indications such as pediatric esophagitis, SLS-010 in narcolepsy and related disorders and SLS-012, an injectable therapy for post-operative pain management.

Strategy and Ongoing Programs

SLS-002: The clinical development program for SLS-002 includes two parallel healthy volunteer studies (Phase I). Following these Phase I studies, we completed a Type C meeting with the FDA in March 2020 and received guidance to conduct a Phase II PoC study of SLS-002 for ASIB in subjects with MDD. We have completed enrollment of subjects in and released topline data for Part 1 of our open-label study on May 17, 2021. We initiated enrollment in Part 2 of the registration directed study on July 6, 2021.

SLS-005 is undergoing startup activities for clinical studies in ALS and SCA. In December 2020, we announced the selection of SLS-005 for the Healey ALS platform trial led by Harvard Medical School, Massachusetts. The Healey ALS platform trial is designed to study multiple potential treatments for ALS simultaneously. The platform trial model aims to greatly accelerate the study access, reduce costs, and shorten development timelines. In November 2021, we announced the FDA acceptance of an IND and grant of fast track designation for SLS-005 for the treatment of SCA. We have begun the start up activities for a Phase IIb/III study for SCA. We are continuing to consider trials in Sanfilippo Syndrome and are seeking more natural history data based on the guidance from regulatory agencies.

SLS-004 is an all-in-one lentiviral vector, targeted for gene editing through DNA methylation within intron 1 of the synuclein alpha (“SNCA”) gene responsible for expressing alpha-synuclein protein. SLS-004, when delivered to dopaminergic neurons derived from human induced pluripotent stem cells of a PD patient, modified the expression on alpha-synuclein (“α-synuclein”) and exhibited reversal of the disease-related cellular-phenotype characteristics of the neurons. The role of mutated SNCA in PD pathogenesis and the need to maintain the normal physiological levels of α-synuclein protein emphasize the yet unmet need to develop new therapeutic strategies, such as SLS-004, targeting the regulatory mechanism of α-synuclein expression. On May 28, 2020, we announced the initiation of a preclinical study of SLS-004 in PD through an all-in-one lentiviral vector targeting the SNCA gene. We are constructing a bimodular viral system harboring an endogenous α-synuclein transgene and inducible regulated repressive CRISPR/Cas9-unit to achieve constitutive activation and inducible suppression of PD-related pathologies. We announced positive in vivo data demonstrating down-regulation of SNCA mRNA and protein expression on July 7, 2021 under this study.

SLS-006 is a true partial dopamine agonist, originally developed by Wyeth Pharmaceuticals, Inc., with previous clinical studies on 340 subjects in various Phase I and Phase II studies. It is a potent D2/D3 agonist/antagonist that has shown promising efficacy with statistical significance in Phase II studies in early-stage PD patients and an attractive safety profile. Moreover, it has also shown synergistic effect with reduced doses of L-DOPA. We are considering studies to advance the product candidate into late-stage trials.

SLS-007 is a rationally designed peptide-based approach, targeting the nonamyloid component core (“NACore”) of α-synuclein to inhibit the protein from aggregation. Recent in vitro and cell culture research has shown that SLS-007 has the ability to stop the propagation and seeding of α- synuclein aggregates. We will evaluate the potential for in vivo delivery of SLS-007 in a PD transgenic mice model. The goal will be to establish in vivo pharmacokinetics/pharmacodynamics and target engagement parameters of SLS-007, a family of anti- α -synuclein peptidic inhibitors. On June 25, 2020, we announced the initiation of a preclinical study of SLS-007 in PD delivered through an adeno associated viral (“AAV”) vector targeting the non-amyloid component core of α-synuclein. We have initiated an in vivo preclinical study of SLS-007 in rodents to assess the ability of two specific novel peptides, S62 and S71, delivered via AAV1/2 viral vector, to protect dopaminergic function in the preformed α-synuclein fibril rodent model

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of PD. Production of AAV1/2 vectors encoding each of the two novel peptides incorporating hemagglutinin tags has already been completed. This preclinical study is designed to establish the in vivo pharmacokinetic and pharmacodynamic profiles and target engagement parameters of SLS-007.

We intend to become a leading biopharmaceutical company focused on neurological and psychiatric disorders, including orphan indications. Our business strategy includes:

•	Advancing SLS-002 in ASIB in MDD and post-traumatic stress disorder;
•	Advancing SLS-004 in PD;
•	Advancing SLS-005 in ALS and Sanfilippo syndrome;
•	Advancing SLS-007 in PD as a monotherapy; and
•	Acquiring synergistic assets in the central nervous system therapy space through licensing and partnerships.

We also have two legacy product candidates: a product candidate in the United States for the treatment of erectile dysfunction, which we in-licensed from Warner Chilcott Company, Inc., now a subsidiary of Allergan plc; and a product candidate which has completed a Phase IIa clinical trial for the treatment of Raynaud’s Phenomenon, secondary to scleroderma, for which we own worldwide rights.

Recent Developments

Convertible Note Financing

On November 23, 2021, we entered into a Securities Purchase Agreement (the “Lind Purchase Agreement”) with Lind Global Asset Management V, LLC (the “Investor”) pursuant to which, among other things, on November 23, 2021 (the “Closing Date”), we issued and sold to the Investor, in a private placement transaction (the “Private Placement”), in exchange for the payment by the Investor of $20,000,000, (1) a convertible promissory note (the “First Note”) in an aggregate principal amount of $22,000,000 (the “Principal Amount”), which will bear no interest until the first anniversary of the issuance of the First Note and will thereafter bear interest at a rate of 5% per annum, and mature on November 23, 2024 (the “Maturity Date”), and (2) 534,759 shares (the “Closing Shares”) of Common Stock.

At the first anniversary of the Closing Date, we will have the option, at our sole discretion, to issue to the Investor a convertible promissory note (the “Second Note”) in the principal amount of $11,000,000 in exchange for the payment by the Investor of $10,000,000. At the earlier of (i) the two-year anniversary of the Closing Date, or (ii) the successful readout for SLS-005 in ALS, and subject to the mutual agreement of us and the Investor, we will issue to the Investor a convertible promissory note (the “Third Note”) in the principal amount of $11,000,000 in exchange for the payment by the Investor of $10,000,000. In the event of the filing of a new drug application with the U.S. Food & Drug Administration for either SLS-002 or SLS-005, and subject to the mutual agreement of us and the Investor, we will issue to the Investor a convertible promissory note (the “Fourth Note”, and collectively with the First Note, the Second Note, and the Third Note, the “Notes”) in the principal amount of $11,000,000 in exchange for the payment by the Investor of $10,000,000. The Second Note, the Third Note and the Fourth Note, if issued, would be in substantially the same form as the First Note.

At any time following August 23, 2022, from time to time and before the Maturity Date, the Investor will have the option to convert any portion of the then-outstanding Principal Amount of the First Note into shares of Common Stock at a price per share of $6.00, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions (the “Conversion Price”). At any time prior August 23, 2022, we will have the right to prepay, in whole or in part (exercisable by us at any time or from time to time during such period), up to an aggregate of $14,666,667 of the outstanding Principal Amount of the First Note with no penalty. If we do not prepay any amounts of the First Note prior to August 23, 2022 then, commencing August 23, 2022, we will have the right to prepay, in whole or in part (exercisable by us at any time or from time to time prior to the Maturity Date), up to the full remaining Principal Amount of the First Note with no penalty; however, if we exercise such prepayment right, the Investor will have the option to convert up to thirty-three and one-third percent (33 1/3%) of the amount that we elect to prepay at the Conversion Price. If we prepay any amounts of the First Note prior to August 23, 2022 then, commencing November 23, 2022, we will not have the right to prepay any amounts of the First Note between August 23, 2022 to November 23, 2022 and, commencing November 23, 2022, we will have the right to prepay, in whole or in part (exercisable us at any time or from time to time prior to the Maturity Date) up to the full remaining Principal Amount of the First Note with no penalty; however, if we exercise such prepayment right, the Investor will have the option to convert up to thirty-three and one-third percent (33 1/3%) of the amount that we elect to prepay at the Conversion Price.

Subject to certain exceptions, we will be required to direct proceeds from any subsequent debt financings (including subordinated debt, convertible debt or mandatorily redeemable preferred stock but other than purchase money debt or capital lease obligations or other indebtedness incurred in the ordinary course of business) to repay the Notes, unless waived by the Investor in advance.

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Beginning on November 23, 2022, the First Note will amortize in twenty-four monthly installments equal to the quotient of (i) the then-outstanding Principal Amount of the First Note, divided by (ii) the number of months remaining until the Maturity Date. All amortization payments will be payable, at our sole option, in cash, shares of Common Stock or a combination of both. In addition, commencing on the last business day of the first month following November 23, 2022, we will pay, on a monthly basis, all interest that has accrued and remains unpaid on the then-outstanding Principal Amount of the First Note. Any portion of an amortization payment or interest payment that is paid in shares of Common Stock will be priced at 90% of the average of the five lowest daily volume weighted average prices of the Common Stock during the 20 trading days prior to the date of issuance of the shares. If, after the first amortization payment, we elect to make any amortization payments in cash, we will pay a 5% premium on each cash payment.

In conjunction with the Lind Purchase Agreement and the First Note, on the Closing Date, we entered into a security agreement with the Investor, which provides the Investor with a first priority lien on our assets and properties.

License Agreement and Purchase Agreement

On November 24, 2021, we entered into an exclusive license agreement (the “License Agreement”) with iXBEL and the Purchase Agreement with iXBEL. Pursuant to the License Agreement, among other things, iXBEL granted us an exclusive, sublicensable, perpetual, worldwide (excluding certain jurisdictions identified in the License Agreement) and irrevocable right and license to certain of iXBEL’s licensed patents, know-how, and technological information, including access to iXBEL’s research, development and manufacturing capabilities, to enable the further development, manufacture, promotion and commercialization of WafermineTM and certain other existing and to be developed iXBEL wafer-based delivery technologies, in all cases for sublingual administration of ketamine. In addition, iXBEL will supply us with sufficient product for the potential treatment of 400 patients, with further supplied amounts to be determined by the parties. We granted iXBEL an exclusive license to exploit technology developed under the License Agreement outside of the licensed territory and to undertake limited, non-exclusive research and development activities in the territory. We further agreed not to undertake certain activities with respect to products competitive with those licensed under the License Agreement during the term of the License Agreement.

As consideration for the license under the License Agreement, we agreed to (i) pay iXBEL an upfront fee of $9,000,000 comprised of $3,500,000 in cash and 2,570,266 restricted shares of our Common Stock (calculated in accordance with the Purchase Agreement); and (ii) pay certain development, regulatory and commercial milestones and royalty payments as further set out in the License Agreement.

Pursuant to the Purchase Agreement, we also agreed to reimburse iXBEL for the difference in value (the “Shortfall Amount”) in the event the aggregate Value (as defined below) of the 2,570,266 shares of our Common Stock issued to iXBEL pursuant to the Purchase Agreement is less than $5,500,000. The Shortfall Amount may be paid in cash, additional shares of Common Stock (the “Additional Shares”) or a combination of the foregoing, as follows: (A) for the first $1,100,000 of any Shortfall Amount, we will issue such number of Additional Shares as is equal to the quotient of the lesser of (i) the Shortfall Amount and (ii) $1,100,000, divided by the Value of one share of Common Stock, or pay cash to iXBEL (or a combination of the foregoing) at our sole election; and (B) for the amount of the Shortfall Amount greater than $1,100,000, if any, we will pay cash to iXBEL. For purposes of the foregoing calculation, the “Value” of one share of our Common Stock will be equal to the volume weighted average closing price of our Common Stock, as reported on The Nasdaq Stock Market LLC, for the ten consecutive trading days ending on the third trading date prior to the effective date of the registration statement of which this prospectus forms a part.

Pursuant to the Purchase Agreement, we have agreed to file a registration statement registering the shares of Common Stock that we issue to iXBEL pursuant to the Purchase Agreement, including any Additional Shares, on or before December 24, 2021. The registration statement of which this prospectus forms a part is being filed to satisfy this obligation. We are registering the Shortfall Shares to cover up to 642,566 Additional Shares that we may issue pursuant to the Purchase Agreement.

Coronavirus (COVID-19)

In March 2020, we began taking precautionary measures to protect the health and safety of our employees and contractors and further assessing the actual and potential impact of the coronavirus (“COVID-19”) pandemic on our business, financial condition and operations. COVID-19 infections have been reported throughout the United States, along with other jurisdictions in which our suppliers, partners and collaborators operate. In addition, COVID-19 has caused disruption and volatility in the global capital markets and has led to an economic slowdown. Certain national, provincial, state and local governmental authorities have issued proclamations and/or directives aimed at minimizing the spread of COVID-19 and additional, more restrictive proclamations and/or directives may be issued in the future. Before the recent COVID-19 outbreak, most of our employees worked remotely. In addition, our ongoing clinical trial for SLS-002 in acute suicidal ideation and behavior ASIB in patients with MDD completed the clinical testing phase in February 2020. On June 23, 2020, we released the final pharmacokinetics/pharmacodynamics portion of the data. Also, we did not experience any significant delays with opening our clinical sites for SLS-002 during the first nine months of 2021 and have not experienced any such delays during the fourth quarter of 2021 to date. Accordingly, the impact of the travel restrictions and shelter-in-place orders have not had a material impact on our operations to date. Additionally, the pandemic has not materially affected our liquidity as we maintain our resources in the form of cash.

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In addition, although we do not currently expect the preventative measures taken to date to have a material adverse impact on our business for the fourth quarter of 2021, the ultimate impact of the COVID-19 pandemic on our business, financial condition and results of operations is unknown and will depend on future developments and risks, which are highly uncertain and cannot be predicted. These developments and risks include, among others, the duration and severity of the COVID-19 pandemic, the impact on capital markets, the impact on our partners and the regulatory agencies that oversee our sector and any additional preventative and protective actions that governmental authorities, or we, may implement, any of which may result in an extended period of business disruption, including potential delays in commencing future clinical trials or in completing enrollment for any clinical trials we may commence or in the FDA or other regulatory agencies conducting in-person inspections or accommodations for alternatives to in-person inspections. Any resulting financial impact cannot be reasonably estimated at this time, but the COVID-19 pandemic may force us to make adjustments to our business, our plans and our timeline for developing assets, including our programs. In addition, the pandemic is currently not anticipated to have a material adverse impact on our business, financial condition and results of operations, including our ability to raise additional capital. However, if the effects of the pandemic worsen into the first quarter of 2022, it could have a material adverse impact on our business. See the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for an additional discussion of risks related to COVID-19.

Additional Information

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. For instructions on how to find copies of these documents, see the section entitled “Where You Can Find More Information.”

We were incorporated under the laws of the State of Nevada in 1987. On January 24, 2019, we completed a reverse merger transaction with Seelos Therapeutics, Inc., a Delaware corporation (now known as Seelos Corporation) (the “Merger”) and, upon completion of the Merger, we changed our name to Seelos Therapeutics, Inc.

Our principal executive offices are located at 300 Park Avenue, 2nd Floor, New York, NY 10022, and our telephone number is (646) 293-2100. Our website is located at www.seelostherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of, this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

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RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the shares of Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about us and our subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “could,” “should,” “projects,” “plans,” “goal,” “targets,” “potential,” “estimates,” “pro forma,” “seeks,” “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about our future performance, operations, products and services. We caution our stockholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I – Item 1A, ”Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 11, 2021, the risk factors set forth in Part II – Item 1A “Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on April 30, 2021, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as filed with the SEC on August 6, 2021, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the SEC on November 5, 2021, and elsewhere in the other documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the Selling Stockholder to resell the Shares. We will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

The Selling Stockholder will pay any underwriting fees, discounts and commissions attributable to the sale of the Shares and any similar expenses it incurs in disposing of the Shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants in connection with the registration of the Shares covered by this prospectus.

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SELLING STOCKHOLDER

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholder” includes the selling stockholder listed below and donees, pledgees, permitted transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholder or its successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 3,212,832 shares of our Common Stock. The Issued Shares were issued, and the Shortfall Shares, if any, will be issued, to the Selling Stockholder pursuant to the Purchase Agreement and in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and Rule 506 promulgated thereunder.

The shares of Common Stock to be offered by the Selling Stockholder are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholder the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholder. Subject to these resale restrictions, the Selling Stockholder may from time to time offer and sell all or a portion of its shares indicated below in privately negotiated transactions or on the Nasdaq Capital Market or any other market on which our Common Stock may subsequently be listed or quoted.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled “Plan of Distribution”. The Selling Stockholder and any agents or broker-dealers that participate with the Selling Stockholder in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of Common Stock that will be held by the Selling Stockholder after any sales made pursuant to this prospectus because the Selling Stockholder is not required to sell any of the Shares being registered under the registration statement of which this prospectus forms a part. The following table assumes that the Selling Stockholder will sell all of the Shares listed in this prospectus.

Unless otherwise indicated in the footnotes below, the Selling Stockholder has not had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholder. Since the date on which the Selling Stockholder provided this information, the Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that (1) the Selling Stockholder is not a broker-dealer or affiliate of a broker-dealer, (2) the Selling Stockholder does not have any direct or indirect agreements or understandings with any person to distribute its Shares, and (3) the Selling Stockholder has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. To the extent the Selling Stockholder is, or is affiliated with, a broker-dealer, it could be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholder may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our Common Stock held, as of November 30, 2021, by the Selling Stockholder and the number of Shares being offered hereby and information with respect to shares to be beneficially owned by the Selling Stockholder after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the Selling Stockholder as a percentage of the total number of shares of Common Stock outstanding as of November 30, 2021. As of such date, 102,390,032 shares of Common Stock were outstanding.

	Shares Beneficially Owned Prior to the Offering (1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Shares Beneficially Owned After the Offering (1)(2)
Name	Number	Percentage		Number	Percentage
iX Biopharma Europe Limited (3)	2,570,266	2.5%	3,212,832 (4)	—	—

TOTAL	2,570,266	2.5%	3,212,832	—	—

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(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of November 30, 2021) are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Assumes that the Selling Stockholder disposes of all of the shares of Common Stock covered by this prospectus and does not acquire beneficial ownership of any additional shares other than 642,566 shares that may be issued as Shortfall Shares. The registration of these shares does not necessarily mean that the Selling Stockholder will be issued any Shortfall Shares or sell all or any portion of the shares covered by this prospectus.
(3)	Voting and dispositive power with respect to the shares held by the Selling Stockholder is held by its board of directors. The address of the Selling Stockholder is 32 Merrion Street Upper, Dublin 2, Dublin, D02KW80, Ireland.
(4)	Includes up to 642,566 shares of Common Stock that may be issued by us to the Selling Stockholder as Shortfall Shares pursuant to an adjustment mechanism set forth in the Purchase Agreement, as described under the heading “Prospectus Summary—Recent Developments—License Agreement and Purchase Agreement”.

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PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of these shares of Common Stock by the holder of the Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by it and offered hereby from time to time, directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting fees, discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions. The Selling Stockholder may use one or more of the following methods when disposing of the Shares or interests therein:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	in short sales;
•	through the distribution of the Common Stock by the Selling Stockholder to its partners, members or stockholders;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	in sales pursuant to Rule 144;
•	whereby broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
•	in a combination of any such methods of sale; and
•	in any other method permitted pursuant to applicable law.

If the Selling Stockholder effects such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholder, may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholder may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions

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and to return borrowed shares in connection with such short sales. The Selling Stockholder may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholder may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this prospectus. The Selling Stockholder also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholder and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The aggregate proceeds to the Selling Stockholder from the sale of the Common Stock offered will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. There can be no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that the Selling Stockholder will pay all underwriting fees, discounts or commissions attributable to the sale of the Shares or any legal fees and expenses of counsel to the Selling Stockholder, if any.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation, as amended, which have been publicly filed with the SEC. See the section entitled “Where You Can Find More Information.”

Our authorized capital stock consists of:

•	240,000,000 shares of common stock, $0.001 par value; and
•	10,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Holders of shares of common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of common stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of shares of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Shares of common stock do not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Holders of our common stock are only entitled to receive dividends if, as and when declared by our board of directors in accordance with applicable law. We have never paid cash dividends on shares of common stock. Moreover, we do not anticipate paying periodic cash dividends on shares of common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Preferred Stock

We currently have no outstanding shares of preferred stock. Under our Amended and Restated Articles of Incorporation, as amended, our board of directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock. Of our authorized preferred stock, 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, 800 shares have been designated as Series B 8% Cumulative Convertible Preferred Stock, and 600 shares have been designated as Series C 6% Cumulative Convertible Preferred Stock.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of shares of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of shares of common stock.

Our board of directors may specify the following characteristics of any Preferred Stock:

  the designation and stated value, if any, of the class or series of preferred stock;
  the number of shares of the class or series of preferred stock offered, the liquidation preference, if any, per share;
  the dividend rate(s), period(s) or payment date(s) or method(s) of calculation, if any, applicable to the class or series of preferred stock;
  whether dividends, if any, are cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of preferred stock will accumulate;
  the provisions for a sinking fund, if any, for the class or series of preferred stock;
  the provision for redemption, if applicable, of the class or series of preferred stock;
  the terms and conditions, if applicable, upon which the class or series of preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;
  voting rights, if any, of the class or series of preferred stock;

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  the relative ranking and preferences of the class or series of preferred stock as to dividend rights and rights, if any, upon the liquidation, dissolution or winding up of our affairs;
  any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights, if any, upon liquidation, dissolution or winding up of our affairs; and
  any other specific terms, preferences, rights, limitations or restrictions of the class or series of preferred stock.

Outstanding Warrants

As of September 30, 2021, we had outstanding warrants to purchase 2,635,068 shares of Common Stock as follows:

  warrants to purchase an aggregate of 8,386 shares with an exercise price of $52.50 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on April 20, 2022, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrants;
  warrants to purchase an aggregate of 81,587 shares with an exercise price of $46.50 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on May 17, 2022, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrants;
  warrants to purchase an aggregate of 11,338 shares with an exercise price of $12.60 per share, all of which are currently exercisable and expire on January 12, 2023;
  a warrant to purchase an aggregate of 916 shares with an exercise price of $21.30 per share, all of which are currently exercisable and expire on January 12, 2023;
  warrants to purchase an aggregate of 2,037 shares with an exercise price of $21.30 per share, which are currently exercisable (subject to certain beneficial ownership limitations) and expire on January 12, 2023;
  warrants to purchase an aggregate of 3,647 shares with an exercise price of $21.30 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on March 3, 2023;
  warrants to purchase an aggregate of 11,081 shares with an exercise price of $12.60 per share, all of which are currently exercisable and expire on March 3, 2023;
  warrants to purchase an aggregate of 11,836 shares with an exercise price of $18.75 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on March 28, 2023;
  warrants to purchase an aggregate of 80,008 shares with an exercise price of $15.00 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on May 17, 2023;
  warrants to purchase an aggregate of 7,668 shares with an exercise price of $10.125 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on March 25, 2024, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrants;
  warrants to purchase an aggregate of 646 shares with an exercise price of $387.00 per share, all of which are currently exercisable and expire on October 17, 2024, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrants;
  warrants to purchase an aggregate of 510 shares with an exercise price of $492.00 per share, all of which are currently exercisable and expire on July 23, 2025, all of which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrants;
  a warrant to purchase an aggregate of 115,000 shares with an exercise price of $9.00 per share, which is currently exercisable (subject to certain beneficial ownership limitations) and expires on March 25, 2024, which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrant;
  a warrant to purchase an aggregate of 89,239 shares with an exercise price of $12.00 per share, which is currently exercisable and expires on March 25, 2024, which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of the common stock is greater than the exercise price of the warrants on the expiration date of the warrant;
  Series A warrants to purchase an aggregate of 302,419 shares with an exercise price of $0.2957 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on January 31, 2024;
  warrants to purchase an aggregate of 900,000 shares with an exercise price of $1.78 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on August 28, 2023; and
  warrants to purchase up to an aggregate of 1,008,750 shares of common stock with an exercise price of $0.84 per share, all of which are currently exercisable (subject to certain beneficial ownership limitations) and expire on March 9, 2026.

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All of the outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances. Certain of the warrants also contain provisions that provide certain rights to warrantholders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as:

  the right to receive the same amount and kind of consideration paid to the holders of common stock in the fundamental transaction;
  the right to require us or a successor entity to purchase the unexercised portion of certain warrants at the warrant’s respective fair value using the Black Scholes option pricing formula; or
  the right to require us or a successor entity to redeem the unexercised portion of certain warrants for the same consideration paid to holders of common stock in the fundamental transaction at the warrant’s respective fair value using the Black Scholes option pricing formula.

The Series A warrants provide that, from January 31, 2019 through January 31, 2022, inclusive, if we publicly announce, issue or sell, or are deemed to have issued or sold, any shares of our common stock for a price per share less than the exercise price of the Series A warrants in effect immediately prior to such public announcement, issue or sale or deemed issuance or sale, subject to certain limited exceptions, then the exercise price of the Series A warrants shall be reduced to such lower price per share. If we publicly announce, issue or sell, or are deemed to have issued or sold any shares of our common stock for a price per share lower than the exercise price of the Series A warrants then in effect after January 31, 2022, subject to certain limited exceptions, then the exercise price of the Series A warrants shall be reduced to an amount equal to the product of (i) the exercise price in effect immediately prior to such public announcement, issue or sale or deemed issuance or sale and (ii) the quotient determined by dividing (a) the sum of (x) the product derived by multiplying the exercise price then in effect and the number of shares of our common stock outstanding immediately prior to the new issuance plus (y) the consideration received by us for the new issuance, by (b) the product derived by multiplying (x) the exercise price then in effect by (y) the number of shares of our common stock outstanding immediately after the new issuance. Shares of our common stock will be deemed to be issued or sold if we: (1) grant or sell, or publicly announce the issuance or sale of, any options to purchase shares of our common stock and the lowest price per share for which one share of common stock is issuable upon the exercise of such option (or upon conversion, exercise or exchange of any convertible security issuable upon exercise of such option) is less than the exercise price of the Series A warrant, or (2) issue or sell, or publicly announce the issuance or sale of, any convertible securities and the lowest price per share for which one share of our common stock is issuable upon the conversion, exercise or exchange of such convertible security is less than the exercise price of the Series A warrant. As of September 30, 2021, the exercise price of the Series A warrants was $0.2957 per share. The exercise price is subject to adjustment in accordance with the foregoing provisions and in the event of stock dividends, stock splits or similar transactions.

Outstanding Convertible Note

As of November 30, 2021, we had outstanding a convertible promissory note in an aggregate principal amount of $22,000,000 (the “Convertible Note”). The Convertible Note will bear no interest until the November 23, 2022 and will thereafter bear interest at a rate of 5% per annum, and mature on November 23, 2024 (the “Maturity Date”). At any time following August 23, 2022, from time to time and before the Maturity Date, the holder of the Convertible Note (the “Noteholder”) will have the option to convert any portion of the then-outstanding principal amount of the Convertible Note into shares of Common Stock at a price per share of $6.00, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions (the “Conversion Price”). At any time prior August 23, 2022, we will have the right to prepay, in whole or in part (exercisable by us at any time or from time to time during such period), up to an aggregate of $14,666,667 of the outstanding principal amount of the Convertible Note with no penalty. If we do not prepay any amounts of the Convertible Note prior to August 23, 2022 then, commencing August 23, 2022, we will have the right to prepay, in whole or in part (exercisable by us at any time or from time to time prior to the Maturity Date), up to the full remaining principal amount of the Convertible Note with no penalty; however, if we exercise such prepayment right, the Noteholder will have the option to convert up to thirty-three and one-third percent (33 1/3%) of the amount that we elect to prepay at the Conversion Price. If we prepay any amounts of the Convertible Note prior to August 23, 2022 then, commencing November 23, 2022, we will not have the right to prepay any amounts of the Convertible Note between August 23, 2022 to November 23, 2022 and, commencing November 23, 2022, we will have the right to prepay, in whole or in part (exercisable us at any time or from time to time prior to the Maturity Date) up to the full remaining principal amount of the Convertible Note with no penalty; however, if we exercise such prepayment right, the Noteholder will have the option to convert up to thirty-three and one-third percent (33 1/3%) of the amount that we elect to prepay at the Conversion Price. The Convertible Note is secured by a first priority lien on our assets and properties.

Subject to certain exceptions, we will be required to direct proceeds from any subsequent debt financings (including subordinated debt, convertible debt or mandatorily redeemable preferred stock but other than purchase money debt or capital lease obligations or other indebtedness incurred in the ordinary course of business) to repay the Convertible Note, unless waived by the Noteholder in advance.

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 Beginning on November 23, 2022, the Convertible Note will amortize in twenty-four monthly installments equal to the quotient of (i) the then-outstanding principal amount of the Convertible Note, divided by (ii) the number of months remaining until the Maturity Date. All amortization payments will be payable, at our sole option, in cash, shares of Common Stock or a combination of both. In addition, commencing on the last business day of the first month following November 23, 2022, we will pay, on a monthly basis, all interest that has accrued and remains unpaid on the then-outstanding principal amount of the Convertible Note. Any portion of an amortization payment or interest payment that is paid in shares of Common Stock will be priced at 90% of the average of the five lowest daily volume weighted average prices of the Common Stock during the 20 trading days prior to the date of issuance of the shares. If, after the first amortization payment, we elect to make any amortization payments in cash, we must pay a 5% premium on each cash payment.

Anti-Takeover Effects of Nevada Law and Provisions of our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended

Certain provisions of Nevada law and our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, could make the following more difficult:

  acquisition of us by means of a tender offer;
  acquisition of us by means of a proxy contest or otherwise; or
  removal of our incumbent officers and directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of us to first negotiate with our board of directors.

        Classified Board. Our Amended and Restated Articles of Incorporation, as amended, provide that our board of directors is to be divided into three classes, as nearly equal in number as possible, with directors in each class serving three-year terms. This provision may have the effect of delaying or discouraging an acquisition of us or a change in our management.

Filling Vacancies. Our Amended and Restated Articles of Incorporation, as amended, provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or resolution of our board of directors, be filled only by a majority of the directors then in office, though less than a quorum. The directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

Removal. The Nevada Revised Statutes (“NRS”) provide that any director may be removed from our board of directors by the vote or written consent of stockholders representing not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote, and this standard is also reflected in our Amended and Restated Articles of Incorporation, as amended, and our Amended and Restated Bylaws, as amended.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Amended and Restated Bylaws, as amended, establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Special Meetings of the Stockholders. Our Amended and Restated Bylaws, as amended, provide that special meetings of the stockholders may be called by our chair of our board of directors or our President, or by our board of directors acting pursuant to a resolution adopted by the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

No Cumulative Voting. Our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock. The authorization of undesignated preferred stock in our Amended and Restated Articles of Incorporation, as amended, makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Amendment of Charter Provisions. The amendment of any of the above provisions set forth in our Amended and Restated Articles of Incorporation, as amended, except for the provision making it possible for our board of directors to issue undesignated preferred stock, would require approval by a stockholder vote by the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of our capital stock of entitled to vote generally in the election of directors.

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 In addition, the NRS contains provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws, as amended, are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have not made such an election in our original articles of incorporation or in our Amended and Restated Articles of Incorporation, as amended, and we have not amended our Amended and Restated Articles of Incorporation to so elect.

Further, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareowner Services. The transfer agent and registrar’s address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SEEL”.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Common Stock offered by this prospectus, and any supplement thereto, will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Seelos Therapeutics, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that Seelos Therapeutics, Inc.’s recurring losses from operations and net capital deficiency raises substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of Common Stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Seelos Therapeutics, Inc. The SEC’s Internet site can be found at www.sec.gov. Additional information with respect to us can be found on our website at www.seelostherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of the registration statement of which this prospectus forms a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

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IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021;
(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 30, 2021;
(c)	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 6, 2021;
(d)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 5, 2021;
(e)	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2021;
(f)	our Current Reports on Form 8-K filed with the SEC on January 12, 2021, January 26, 2021, January 28, 2021, February 18, 2021, May 21, 2021 (filed at 8:28 p.m. Eastern Time on May 20, 2021), May 21, 2021 (filed at 4:29 p.m. Eastern Time on May 21, 2021), May 24, 2021, June 17, 2021, September 2, 2021, November 24, 2021 (filed at 7:27 a.m. Eastern Time) and November 24, 2021 (filed at 8:20 a.m. Eastern Time); and
(g)	the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 000-22245), filed with the SEC on April 10, 2000, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of Common Stock made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Seelos Therapeutics, Inc.

300 Park Avenue, 2nd Floor

New York, NY 10022

(646) 293-2100

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SEELOS THERAPEUTICS, INC.

3,212,832 SHARES OF COMMON STOCK

PROSPECTUS

December 27, 2021

Neither we nor the Selling Stockholder have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.